SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )(1)


                                 NuVasive, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
 ------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                   670704 10 5
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 12, 2004
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)



--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 670704 10 5                                          Page 2 of 7 Pages


--------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Johnson & Johnson
                  22-1024240
--------------------------------
2.   CHECK THE APPROPRIATE BOX IF               (a) [ ]
     A MEMBER OF A GROUP                        (b) [ ]

--------------------------------
3.   SEC USE ONLY
--------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------
NUMBER OF                           5.  SOLE VOTING POWER
SHARES
BENEFICIALLY                                      -0-
OWNED BY
EACH                                6.  SHARED VOTING POWER
REPORTING
PERSON WITH                               1,491,132 shares of Common Stock

                                    7.  SOLE DISPOSITIVE POWER

                                                  -0-

                                    8.  SHARED DISPOSITIVE POWER

                                          1,491,132 shares of Common Stock
--------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,491,132 shares of Common Stock

--------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                   [  ]

--------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.25%

--------------------------------
12.  TYPE OF REPORTING PERSON

           CO

--------------------------------

CUSIP No. 670704 10 5                                          Page 3 of 7 Pages

--------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Johnson & Johnson Development Corporation
                  22-2007137

--------------------------------

2.   CHECK THE APPROPRIATE BOX IF               (a) [ ]
     A MEMBER OF A GROUP                        (b) [ ]

--------------------------------
3.   SEC USE ONLY

--------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey

--------------------------------
NUMBER OF                           5.  SOLE VOTING POWER
SHARES
BENEFICIALLY                                    -0-
OWNED BY
EACH                                ----------------------------------------
REPORTING                           6.  SHARED VOTING POWER
PERSON
WITH                                    1,225,400 shares of Common Stock

                                    ----------------------------------------
                                    7.  SOLE DISPOSITIVE POWER

                                                -0-

                                    ----------------------------------------
                                    8.  SHARED DISPOSITIVE POWER

                                        1,225,400 shares of Common Stock

--------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,225,400 shares of Common Stock

--------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                               [  ]

--------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.1%

--------------------------------
12.  TYPE OF REPORTING PERSON

                  CO

--------------------------------

CUSIP No. 670704 10 5                                          Page 4 of 7 Pages


--------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Alza Corporation
                  77-0142070

--------------------------------

2.   CHECK THE APPROPRIATE BOX IF                       (a) [ ]
     A MEMBER OF A GROUP                                (b) [ ]

--------------------------------
3.   SEC USE ONLY

--------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------
NUMBER OF                           5.  SOLE VOTING POWER
SHARES
BENEFICIALLY                                      -0-
OWNED BY
EACH                                ----------------------------------------
REPORTING                           6.  SHARED VOTING POWER
PERSON
WITH                                    265,732 shares of Common Stock

                                    ----------------------------------------
                                    7.  SOLE DISPOSITIVE POWER

                                                  -0-

                                    ----------------------------------------
                                    8.  SHARED DISPOSITIVE POWER

                                        265,732 shares of Common Stock

--------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         265,732 shares of Common Stock

--------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                 [  ]

--------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.1%

--------------------------------
12.  TYPE OF REPORTING PERSON

                  CO

--------------------------------

CUSIP No. 670704 10 5                                          Page 5 of 7 Pages


                                  Schedule 13G
                                  ------------

ITEM 1(a) -         NAME OF ISSUER:

                    NuVasive, Inc.

ITEM 1(b) -         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    10065 Old Grove Road
                    San Diego, CA 92131

ITEM 2(a) -         NAME OF PERSON FILING:

     This statement is being filed by Johnson & Johnson, a New Jersey corporation ("J&J"), Johnson & Johnson Development Corporation, a New Jersey corporation ("JJDC") and Alza Corporation, a Delaware corporation ("Alza"). JJDC and Alza are wholly-owned subsidiaries of J&J. The securities reported herein as being held by J&J, JJDC and Alza are directly beneficially owned by JJDC and Alza. J&J may be deemed to indirectly beneficially own the securities that are directly beneficially owned by JJDC and Alza.

ITEM 2(b) -         ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                    J&J and JJDC: One Johnson & Johnson Plaza, New Brunswick,
                        NJ 08933
                    Alza:  1900 Charleston Road, Mountain View, CA  94309

ITEM 2(c) -         CITIZENSHIP:

                    J&J: New Jersey
                    JJDC: New Jersey
                    Alza:  Delaware

ITEM 2(d) -         TITLE OF CLASS OF SECURITIES:

                    Common Stock, $.001 par value per share ("Common Stock")

ITEM 2(e) -         CUSIP NUMBER:

                    670704 10 5

ITEM 3 -            STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR
                    13D-2(B) OR (C):

                    Not applicable.

ITEM 4 -            OWNERSHIP:

                    (a) Amount Beneficially Owned:

                    J&J:  1,491,132 shares of Common Stock
                    JJDC:  1,225,400 shares of Common Stock
                    Alza:  265,732 shares of Common Stock

                    (b) Percent of Class:

                    J&J: 6.25%

CUSIP No. 670704 10 5                                          Page 6 of 7 Pages


                    JJDC: 5.1%
                    Alza: 1.1%

                    (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: -0-

                    (ii) shared power to vote or to direct the vote:

                    J&J:  1,491,132 shares of Common Stock
                    JJDC:  1,225,400 shares of Common Stock
                    Alza:  265,732 shares of Common Stock

                    (iii) sole power to dispose or to direct the disposition of:
                                -0-

                    (iv) shared power to dispose or to direct the disposition of:

                    J&J:  1,491,132 shares of Common Stock
                    JJDC:  1,225,400 shares of Common Stock
                    Alza:  265,732 shares of Common Stock


ITEM 5 -            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           Not applicable.

ITEM 6 -            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON:

                    Not applicable.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                    COMPANY:

                           Not applicable.

ITEM 8 -            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                           Not applicable.

ITEM 9 -            NOTICE OF DISSOLUTION OF GROUP:

                           Not applicable.

ITEM 10 -           CERTIFICATION:

                           Not applicable.

CUSIP No. 670704 10 5                                          Page 7 of 7 Pages



                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      JOHNSON & JOHNSON


                                      By  /s/ MICHAEL H. ULLMANN
                                        --------------------------------
                                      Name:  Michael H. Ullmann
                                      Title:  Secretary


                                      JOHNSON & JOHNSON DEVELOPMENT CORPORATION


                                      By  /s/ MANISH YADAV
                                        --------------------------------
                                      Name:  Manish Yadav
                                      Title:  Secretary


                                      ALZA CORPORATION


                                      By  /s/ MICHELLE M. DAIGNEAULT
                                        --------------------------------
                                      Name:  Michelle M. Daigneault
                                      Title:  Secretary

Dated: February 1, 2005